Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2009 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K of Lakeland Bancorp, Inc. and subsidiaries for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Lakeland Bancorp, Inc. on Forms S-3 (File No. 333-157746, filed March 6, 2009; File No. 333-140847, effective February 23, 2007; File No. 333-87306, effective May 1, 2002 and File No. 333-89723, effective October 27, 1999) and on Forms S-8 (File No. 333-125616, effective June 8, 2005; File No. 333-117563, effective July 22, 2004; File No. 333-34296, effective April 7, 2000 and File No. 333-89051, effective October 27, 1999.)

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 16, 2009